Exhibit 99.1

UDR, INC.
ANNOUNCES REVISED CONVERSION RATE FOR
4.00% CONVERTIBLE SENIOR NOTES DUE 2035

DENVER, CO – March 4, 2011 — UDR, Inc. (NYSE: UDR), a leading multifamily real estate investment trust, today announced that the conversion rate for the company’s 4.00% Convertible Senior Notes Due 2035 (CUSIP Numbers 910197 AJ 1 and 910197 AK 8) is 38.8650 shares of our common stock per $1,000 principal amount of Notes (equivalent to a conversion price of approximately $25.73 per share). On March 2, 2011, UDR announced that it is calling for redemption all of its outstanding 4.00% Convertible Senior Notes Due 2035.

A Notice of Redemption was mailed to all registered holders of Notes. Notes are to be surrendered to U.S. Bank National Association, as the Trustee, Paying Agent and Conversion Agent, in exchange for payment of the redemption price, plus accrued and unpaid interest to, but not including, the date of redemption. Questions relating to, and requests for copies of, the Notice of Redemption should be directed to U.S. Bank National Association by calling Amanda C. Nichols at (804) 771-7932. The address of U.S. Bank National Association Corporate Trust Services is James Center II, 1021 E. Cary Street, Suite 1850, Richmond, Virginia 23219.

About UDR, Inc.

UDR, Inc. (NYSE:UDR), an S&P 400 company, is a leading multifamily real estate investment trust with a demonstrated performance history of delivering superior and dependable returns by successfully managing, buying, selling, developing and redeveloping attractive real estate properties in targeted U.S. markets. As of December 31, 2010, UDR owned or had an ownership position in 59,614 apartment homes including 1,170 homes under development. For over 38 years, UDR has delivered long-term value to shareholders, the best standard of service to residents, and the highest quality experience for associates. Additional information can be found on the Company’s website at www.udr.com.

Contact: UDR, Inc.
David Messenger, UDR, Inc.
dmessenger@udr.com
720-283-6139